UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2007
Meadow Valley Corporation
(Exact name of registrant as specified in charter)
Nevada
(State or other jurisdiction of incorporation)

0-25428 (Commission File Number)	88-0328443 (IRS Employer Identification Number)

4602 E. Thomas Road, Phoenix, AZ (Address of principal executive offices)	85018 (Zip Code)
Registrant’s telephone number, including area code: (602) 437-5400
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective December 14, 2007, the Compensation Committee of the Board of Directors of Meadow Valley Corporation (the “Company”) established and approved the annual salaries and the formula by which non-equity cash incentives will be paid to executive management in 2008 for performance achieved in 2007. In connection with this annual executive compensation review, the Compensation Committee also renewed two executive employment agreements in accordance with the terms of the employment agreements.
     The Compensation Committee evaluated executive compensation for 2008 in accordance with the compensation objectives and philosophy as disclosed in the Compensation Discussion and Analysis section of the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 9, 2007.
     In its evaluation of executive compensation, the Compensation Committee commissioned a compensation analysis and review with FMI, an outside management consulting firm. FMI evaluated and compared the Company’s non-equity cash incentive plan and the amounts of each compensation component of each individual in executive management with a cross section of the Company’s peer group. In addition to the results of this comparison, the Compensation Committee considered the allocation of the former Chief Operating Officer’s duties to other positions of executive management upon his retirement on April 20, 2007.
Annual Salaries
     The annual salaries for the following named executives have changed according to the amounts indicated in the table below.

	2006	2007	2008
Name and Principal Position	Salary	Salary	Salary
Bradley E. Larson, President and Chief Executive Officer (Principal Executive Officer)	250,000	250,000	262,500
David D. Doty, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	140,000	140,000	150,000
Kenneth D. Nelson, Vice-President and Chief Administrative Officer	140,000	140,000	170,000
Robert Bottcher, Arizona Area President Meadow Valley Contractors, Inc. (a Meadow Valley Corporation wholly owned subsidiary)	138,000	138,000	165,000
Robert Terril, Nevada Area President Meadow Valley Contractors, Inc. (a Meadow Valley Corporation wholly owned subsidiary)	138,000	138,000	165,000
Non-Equity Cash Incentive Plan
     Previously, the amount of cash incentive executive management could earn was derived from a formula principally based upon the Company’s income before income taxes. For the 2007 fiscal year, the amount of executive management cash incentive payable in 2008 will be derived from a formula principally based upon the Company’s return on net assets.
     The Compensation Committee has established a minimum return on net assets of 7.4% in order for non-equity incentive compensation to be paid in 2008. The Compensation Committee adopted 7.4% as a minimum return on net assets based upon the results of the compensation review and analysis performed by

FMI and the Company’s own analysis of its weighted average cost of capital, industry comparisons, growth rates and market conditions the Company is experiencing.
     The measurement of the return on net assets for each of the four profit centers eligible for non-equity cash incentive (“Area”) is the adjusted income from operations for the Area divided by one fourth of the Company’s net assets. The Company’s net assets are its total assets less current liabilities, long-term debt and deferred income taxes.
     Income from operations from each Area is determined and then corporate general and administrative expenses are allocated to all Areas. The resulting adjusted Area operating income is subtracted from the calculated minimum adjusted Area operating income derived from the minimum return of 7.4%. The resulting difference, if any, is aggregated into a combined total and 30% of this excess adjusted Area operating income, net of corporate general and administrative expenses is determined for possible bonus payout. The 30% allocation of this excess combined adjusted Area operating income to create an incentive bonus pool was established and approved by the Compensation Committee.
     Of the amount allocated to the bonus pool, the Compensation Committee established that 60% be allocated to Area incentive bonus, 30% be allocated to corporate bonus and the remaining 10% be allocated for a discretionary pool.
     Amounts in the Area pool and the corporate pool are distributed pro-rata by each individual’s annual salary within the respective pools to participants until amounts in the respective pools are exhausted or until amounts distributed individually reach the participant’s maximum cap determined by a percent of the participant’s annual salary. These maximum allocations of annual salary vary by position and are reviewed and approved annually by the Compensation Committee.
     The Compensation Committee reviews all amounts of calculated non-equity incentive compensation prior to payment and approves all payments made under this plan, including all amounts paid from the 10% discretionary pool.
     Maximum non-equity incentive compensation amounts for the following named executives are expressed as a percentage of their respective annual salaries.

Maximum of
Non-Equity Cash
Incentive
as a Percent of
Name and Principal Position	Annual Salary
Bradley E. Larson, President and Chief Executive Officer	115%
(Principal Executive Officer)
David D. Doty, Chief Financial Officer, Secretary and Treasurer	70%
(Principal Financial Officer)
Kenneth D. Nelson, Vice-President and Chief Administrative Officer	110%
Robert Bottcher, Arizona Area President	65%
Meadow Valley Contractors, Inc. (a Meadow Valley Corporation wholly owned subsidiary)
Robert Terril, Nevada Area President	65%
Meadow Valley Contractors, Inc. (a Meadow Valley Corporation wholly owned subsidiary)

Employment Agreements
     The Compensation Committee renewed the Company’s existing employment agreements with Messrs. Larson and Nelson for a period of three years upon the same terms as currently set forth in Messrs. Larson’s and Nelson’s employment agreements, except as set forth above.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meadow Valley Corporation
Date: December 17, 2007	By:	/s/ David D. Doty
David D. Doty
Chief Financial Officer